Exhibit 4.5

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made as of July 29, 2016 by and among FinTech Acquisition Corp. (the “Company”), FinTech Investor Holdings, LLC, a Delaware limited liability company, FTVENTURES III, L.P., a Delaware limited partnership (“FTVIII”), FTVENTURES III-N, L.P., a Delaware limited partnership (“FTVIIIN”), FTVENTURES III-T, L.P., a Delaware limited partnership (“FTVIIIT” and, together with FTVIII and FTVIIIN, the “FTV Entities”), the other individuals and entities signatory hereto that were, as of immediately prior to the consummation of the Merger (as defined below), stockholders of FTS Holding Corporation (the “CardConnect Holders”), and the other individuals and entities signatory hereto (each party to this agreement is referred to singly as a “Voting Party” and collectively as the “Voting Parties”).

RECITALS

WHEREAS, the Company, FinTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and FTS Holding Corporation (“FTS”) are parties to that certain Agreement and Plan of Merger, dated March 7, 2016 (as amended from time to time, the “Merger Agreement”), pursuant to which FTS will be merged (the “Merger”) with and into Merger Sub with Merger Sub continuing as the surviving entity;

WHEREAS, in connection with, and as a condition to the closing of, the Merger, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of the closing of the Merger, each of the Voting Parties own shares of the Company’s common stock (“Common Stock”);

WHEREAS, the parties hereto desire to enter into this Agreement to provide for voting agreements with respect to elections of the Company’s Board of Directors (the “Board”).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.      Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2.      Agreement to Vote. During the term of this Agreement, each Voting Party agrees to vote or cause to be voted all securities of the Company that may vote in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by, such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, whether at a regular or special meeting of the Company’s stockholders or any class or series of the Company’s stockholders or by written consent (unless such vote would be inconsistent with such Voting Party’s fiduciary duties under applicable law).

3.      Election of Boards of Directors.

a.       Voting. During the term of this Agreement, to the extent permitted by the Company’s Amended and Restated Certificate of Incorporation, as it may be amended, supplemented or restated from time to time (the “Charter”), each Voting Party agrees to vote (or consent pursuant to an action by written consent of Company stockholders) all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board the following persons:

                                                                    i.                        for the benefit of the FTV Entities, one (1) person designated by FTVIII and one (1) person designated by FTVIIIN (the “FTV Designees”), of which one (1) of the FTV Designees must qualify as an “independent director” under the Exchange Act and the rules of any applicable securities exchange (an “Independent Director”); provided, however, that if at any time during the term of this Agreement: (a) the FTV Entities collectively Beneficially Own less than 14.3% of the outstanding shares of Common Stock, then the FTV Entities shall have the right to designate only one FTV Designee, who shall be designated by FTVIII, and (b) the FTV Entities collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the FTV Entities shall have no right to designate any person for election or re-election to the Board;

                                                                  ii.                        two (2) persons (the “CardConnect Designees”) designated by the CardConnect Proxy (as defined herein), of which one (1) of the CardConnect Designees must qualify as an Independent Director, which designation shall be subject to prior written approval by the FTV Entities so long as the FTV Entities Beneficially Own more than 5% the outstanding shares of Common Stock at the time of such designation; provided, however, that if at any time during the term of this Agreement: (a) the CardConnect Holders (other than the FTV Entities) collectively Beneficially Own less than 14.3% of the outstanding shares of Common Stock, then the CardConnect Proxy shall have the right to designate only one CardConnect Designee, and (b) the CardConnect Holders collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the CardConnect Proxy shall have no right to designate any person for election or re-election to the Board;

                                                                iii.                        two (2) persons (the “Founder Designees” and, together with the FTV Designees and the CardConnect Designees, the “Designees”)) designated by FinTech Investor Holdings, LLC (the “Sponsor”), each of whom must qualify as an Independent Director; provided, however, that if at any time during the term of this Agreement: (a) Betsy Z. Cohen, Daniel G. Cohen, James J. McEntee, III, Frank Mastrangelo, Shami Patel, DGC Family FinTech Trust and FinTech Investor Holdings, LLC, (collectively, the “Founding Shareholders”) collectively Beneficially Own less than 14.3% of the outstanding shares of Common Stock, then the Sponsor shall have the right to designate only one Founder Designee, and (b) the Founding Shareholders collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the Sponsor shall have no right to designate any person for election or re-election to the Board; and

                                                                iv.                        Betsy Cohen, so long as she is not incapacitated or otherwise unable to serve as a director of the Company; and

                                                                  v.                        to the extent not otherwise designated as a Designee above, the Chief Executive Officer of the Company, provided, however, that no party to this Agreement will select a Designee that is subject to any disqualification event under Rule 506(d)(1) under the Securities Act, as modified by Rule 506(d)(2) and (d)(3). If a Designee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reasons is unavailable or unable to be a director nominee, the party designating such Designee shall be entitled to designate another Designee (and the Company and the Voting Parties shall use their reasonable best effort to ensure that such directorship for which the original designee was designated shall not be filled pending such successor designation).

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b.      Procedures; Rights. Subject to the limitations in Section 3(a) hereof and unless otherwise provided for pursuant to this Section 3(b), the parties agree to designate the Designees as set forth in the Form S-4 Registration Statement, dated as of May 5, 2016, for the duration of this Agreement (the “Registration Statement”).  To the extent that any party wishes to designate a Designee other than the Designee so designated in the Registration Statement, such party shall notify the Company in writing (a “Designee Notice”) of the person or persons that are to be a Designee(s) in accordance with this Section 3(b).  All Designee Notices shall be provided (i) in the case of an annual meeting of Company stockholders, not later than the close of business on the 90th day before the anniversary date of the immediately preceding annual meeting of Company stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, a Designee Notice shall be timely delivered if received not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of Company stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company (as applicable, the “Designation Date”).  Any party providing a Designee Notice to the Company pursuant to this provision shall provide a copy of such Designee Notice to all other parties hereto at the respective addresses set forth on Annex A or at such other address as a party may specify in writing.  Annually with respect each Designee, the parties must provide the following information prior to the Designation Date: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the Designee, (C) the class or series and number of shares of capital stock of the Company that are Beneficially Owned or owned of record by the Designee and (D) any other information relating to the Designee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the Company shall provide notice to the applicable party of any failure to provide the information required under this sentence, and such party shall have 20 days upon receipt of notice of such deficiency to cure such failure. So long as a Designee is designated in accordance with the procedures and requirements set forth in Sections 3(a) and 3(b), the Company shall use commercially reasonable best efforts to ensure that (x) such Designee is included in the Board’s slate of nominees to the stockholders for the applicable election of directors and (y) such Designee is included in the proxy statement prepared by the management of the Company in connection with the solicitation of proxies for the applicable meeting of the stockholders of the Company called with respect to the election of the members of the Board, and at every adjournment or postponement thereof, and on any applicable action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

c.       Obligations; Vacancies; Removal. The obligations of the Voting Parties pursuant to this Section 3 shall include any stockholder vote to amend the Charter as required to effect the intent of this Agreement. Each of the Company and the Voting Parties agrees not to take any actions that would affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board as herein stated. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Board, each of the Company and the Voting Parties, in their capacity as Company stockholders, agrees to take all such action as is reasonable and necessary to promptly cause the election or appointment of such other substitute person to the Board as may be designated on the terms provided herein, including, with respect to the Voting Parties, voting shares of capital stock of the Company as to which the Voting Parties have Beneficial Ownership and recommending to their respective Designees serving on the board a substitute person as designated on the terms provided herein. For the avoidance of doubt, if an FTV Designee, CardConnect Designee or Founder Designee ceases to serve as a member of the Board prior to the expiration of such Designee’s term, then FTVIII or FTVIIIN, as applicable, the CardConnect Proxy or the Sponsor, respectively, shall be entitled to designate a director nominee as such Designee’s successor in accordance with this Agreement (regardless of the FTV Entities’ or Founding Shareholders’ Beneficial Ownership in the Company at the time of such vacancy), it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces (unless duly removed in accordance with the Charter). Upon the written request of any party whose Designee is serving as a director of the Company to remove his, her or its Designee, each Voting Party agrees to vote or cause to be voted his, her or its Voting Shares for the removal of such director. No reduction in the Beneficial Ownership of outstanding shares of Common Stock of the FTV Entities or Founding Shareholders shall shorten the term of any FTV Designee or Founder Designee serving as director. Nothing in this Section 3(c) will be construed to prohibit, limit or restrict an officer or director from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

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d.      Committees. So long as the FTV Entities have designation rights under Section 3(a) of this Agreement, each of the Voting Parties agrees to recommend to each of its Designees that serve on the Board that each committee of the Board have a number of FTV Designees as members equal to the nearest whole number greater than the product obtained by multiplying (a) the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by the FTV Entities and (b) the number of positions, including any vacancies, on the applicable committee, provided that any such designee shall be a director and shall be eligible to serve on the applicable committee under applicable law, rule or regulation or listing standards of the exchange of which such Common Stock is listed, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for “controlled companies” and any applicable phase-in periods). Nothing in this Section 3(d) will be construed to prohibit, limit or restrict an officer or director from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

4.      Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares that are transferred to a person or entity as permitted under the Letter Agreement (a “Permitted Transferee”) in accordance with the terms of the Letter Agreement. Each Voting Party shall not, and the Company shall not, permit the transfer of any Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such Permitted Transferee becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Permitted Transferee was a Voting Party hereunder.

5.      Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

6.      Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A as follows:

a.       Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by the Voting Party and constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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b.      No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party's spouse is necessary under any "community property" or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c.       No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, that would reasonably be expected to impair the parties ability to fulfill their obligations under this Agreement.

d.      Ownership of Shares. Voting Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) the Letter Agreement, (ii) the Letter Agreement dated February 12, 2015 between certain stockholders of the Company and the Company, (ii) the Amended and Restated Limited Liability Company Agreement of the Sponsor and (iv) the Contingent Sale and Assignment of Economic Interest Agreement dated February 12, 2014 between Cohen Sponsor Interests, LLC and Ithan Creek Master Investors (Cayman) L.P., there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares.  Voting Party does not Beneficially Own (i) any shares of Common Stock other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, other than as set forth on Annex A (collectively, “Options”).

7.      Covenants.

(a) The Company agrees: (i) to use reasonable best efforts to take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; and (ii) not take any action that would reasonably be expected to materially adversely affect the rights of the FTV Entities or the Sponsor under this Agreement without the prior written consent of the FTV Entities and the Sponsor.

(b) The Company shall use its reasonable best efforts to (i) maintain in effect at all times customary directors indemnity insurance coverage and (ii) cause the Company’s Charter and bylaws (each as may be further amended, modified or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors to the fullest extent permitted under applicable law.

(c) The Company shall use its reasonable best efforts to cause each director to be compensated on equal terms. The Company shall pay all reasonable out-of-pocket expenses incurred by the Designees in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board.

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8.      No Other Voting Trusts or Other Arrangement.    Each Voting Party agrees that Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Shares to any arrangement with respect to the voting of the Voting Shares other than agreements entered into with the Company.

9.      Additional Shares. Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

10.  Selection of Proxy for CardConnect Holders. The CardConnect Holders (other than the FTV Entities) hereby select Jeff Shanahan to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the CardConnect Designees on behalf of the CardConnect Holders (other than the FTV Entities), provided that if the CardConnect Designee being replaced is Jeff Shanahan, then the CardConnect Holders (other than the FTV Entities) select Brian Shanahan to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the CardConnect Designees on behalf of the CardConnect Holders (other than the FTV Entities). Such proxies shall be deemed coupled with an interest and will be irrevocable for the term of this Agreement and will survive the death, incompetence or disability of any such CardConnect Holder.

11.  No Agreement as Director or Officer. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

12.  Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

13.  Termination. This Agreement shall terminate on the earlier of (a) the date on which no person designated pursuant to Section 3 hereof (or a successor thereto) serves as a director of the Board, it being understood that this Agreement shall survive until the FTV Entities no longer have any designation rights (or rights to appoint successors) pursuant to Section 3 hereof; and (b) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978, as amended, or any similar law under all applicable jurisdictions.

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14.  Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by all parties hereto; provided, however, that (a) the signatures of the Founding Shareholders shall not be required if at any time during the term of this Agreement the Founding Shareholders Beneficially Own less than 5% of the outstanding shares of Common Stock and (b) no signature shall be required from any party that at any time during the term of this Agreement does not Beneficially Own any Common Stock. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15.  Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement and the minimum number of Voting Shares pursuant to which certain Voting Parties may name designees will be appropriately adjusted.

16.  Assignment. Upon written notice to the Company and the other parties to this Agreement, (a) the FTV Entities may assign to FTV Capital or any affiliate of the FTV Entities all of its rights hereunder and, following such assignment, such assignee will be deemed to be the “FTV Entities” for all purposes hereunder; and (b) the Sponsor may assign to any of its affiliates any or all of its rights hereunder.

17.  Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, each Voting Party shall exercise the full rights of a holder of capital stock of the Company with respect to the Voting Shares.

18.  Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19.  Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

20.  Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

21.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

22.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

23.  Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail or facsimile. Notices provided pursuant to this Agreement shall be provided to the address, email address or facsimile number, as applicable, of each party as set forth on Annex A hereto, or to any other address, email address or facsimile number, as a party designates in writing to the other parties in accordance with this Section 23.

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24.  Enforcement. The parties hereto covenant and agree that the Board, with the approval of a majority of the directors of the Board, has the right to enforce, waive or take any other action with respect to this Agreement that is consistent with the directors’ fiduciary duties.

25.  Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

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This Shareholders Agreement is hereby executed effective as of the date first set forth above.

FINTECH ACQUISITION CORP.
By:	/s/ Daniel Cohen
Name: Daniel Cohen
Title: Chief Executive Officer and President

[Shareholders Agreement]

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FTVENTURES III, L.P. By: FTVentures Management III, LLC Its: General Partner
By:	/s/ Richard Garman
Name: Richard Garman
Title: Managing Member

FTVENTURES III-N, L.P. By: FTVentures Management III, LLC Its: General Partner
By:	/s/ Richard Garman
Name: Richard Garman
Title: Managing Member
FTVENTURES III-T, L.P. By: FTVentures Management III, LLC Its: General Partner
By:	/s/ Richard Garman
Name: Richard Garman
Title: Managing Member

[Shareholders Agreement]

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DGC FAMILY FINTECH TRUST

By:	/s/ Daniel Cohen
Name: Daniel Cohen
Title: Trustee
FINTECH INVESTOR HOLDINGS, LLC
By:	/s/ Daniel Cohen
Name: Daniel Cohen
Title: Authorized Person

/s/ Betsy Z. Cohen
Betsy Z. Cohen /s/ Daniel G. Cohen
Daniel G. Cohen /s/ Frank Mastrangelo
Frank Mastrangelo /s/ James J. McEntee, III
James J. McEntee, III /s/ Shami Patel
Shami Patel

/s/ Jeff Shanahan
Jeff Shanahan /s/ Brian Shanahan
Brian Shanahan /s/ Patrick Shanahan
Patrick Shanahan /s/ Charles Bernicker
Charles Bernicker /s/ Scott Dowty
Scott Dowty /s/ Angelo Grecco
Angelo Grecco /s/ Robert Nathan
Robert Nathan /s/ Rush Taggart
Rush Taggart

[Shareholders Agreement]

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